Exhibit 10.31
CONFIDENTIAL SETTLEMENT AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Confidential Settlement Agreement and Release of All Claims (“Agreement”) is made by and between Artes Medical, Inc.(the “Company”), a Delaware corporation and William von Brendel (“Mr. von Brendel”).
     A. The Company terminated Mr. von Brendel’s employment on or about October 26, 2006.
     B. On or about November 16, 2006, Mr. von Brendel filed a Demand for Arbitration before the American Arbitration Association (the “Action”), alleging wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing and fraud.
     C. The Company denies any wrongdoing and disputes the allegations of the Action.
     D. The parties desire to avoid the potential inconvenience of litigation by settling all claims and issues that have been raised, or could have been raised, in relation to Mr. von Brendel’s employment with the Company, the termination thereof, and arising out of or in any way related to the acts, transactions or occurrences between Mr. von Brendel and the Company to date, on the terms set forth below.
     THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, it is agreed by and between the undersigned as follows:
     1. Settlement Compensation.
     1.1 The Company agrees to pay to Mr. von Brendel, 12 months salary totaling One Hundred Seventy Thousand Dollars ($170,000). Mr. von Brendel will be paid in 26 pay periods as W-2 income. Mr. von Brendel will receive gross pay each pay period in the amount of $6,538.46, less all applicable withholdings. The operative date of such payments is October 27, 2006. The Company will make all payments necessary to bring Mr. von Brendel’s pay current within two weeks of the effective date of this Agreement as described in paragraph 17 below.
     1.2 The Company will pay Mr. von Brendel, as W-2 income, bonus compensation of Fifty-Six Thousand Dollars ($56,000), less all applicable withholdings, upon the earlier of (i) the date final bonuses are distributed to all employees and executive officers of the Company; or (ii) March 31, 2007.
     1.3 Mr. von Brendel will also be entitled to 12 months of additional stock option vesting. Mr. von Brendel will have a total of 230,187 stock options which will fully vest on the date the Agreement is executed by the parties. Mr. von Brendel shall have 12 months after the date the Agreement is executed by the parties to exercise his options. This 230,187 number of shares is based on the Company’s pre-IPO (initial public offering) stock option schedule. Thus, such shares will be subject to the same reverse split identified in the Company’s S-1 registration filing (1:4.25), and therefore the actual number of shares Mr. von Brendel may be granted will be less than the 230,187 shares as shown in the schedule, attached as Exhibit A. Pricing of options is also subject to increase to reflect the reverse split as shown on Exhibit A.
     1.4 Mr. von Brendel shall indemnify, hold harmless and defend the Company from any claims, tax liability, interest, penalties, attorneys’ fees or costs which the Company is required to pay as a result of Mr. von Brendel’s failure to report the Settlement Compensation described herein to the proper taxing authorities.
     2. Dismissal of the Action. Upon executing this Agreement, Mr. von Brendel agrees to obtain dismissal of the Action in its entirety, with prejudice, by taking all necessary steps to secure such dismissal.
     3. Release of Claims.
     3.1 Mr. von Brendel for himself and his heirs, agents, assigns, executors, successors and each of them, unconditionally, irrevocably and absolutely, releases and discharges the Company and any parent and subsidiary corporations, divisions, and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (“Releasees”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Mr. von Brendel’s employment with the Company, the termination of that employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Mr. von Brendel’s employment with the Company. This release is intended to have the broadest possible application and includes any and all tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, and all claims for attorneys’ fees, costs and expenses. However, nothing herein is intended to affect any vested rights Mr. von Brendel may have obtained during the course of his employment with the Company, or affect Mr. von Brendel’s obligations to the Company pursuant to that certain Proprietary Information and Inventions Agreement entered into between Mr. von Brendel and the Company.
     3.2 This release does not extend to claims which, as a matter of law, cannot be waived, such as a right to indemnification under Labor Code Section 2802.
     3.3 Mr. von Brendel and the Company declare and represent that they intend this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, intend the release to be final and complete. Mr. von Brendel executes this release with the full knowledge that this release covers all possible claims against the Releasees to the fullest extent permitted by law.
     4. California Civil Code Section 1542 Waiver. Mr. von Brendel expressly acknowledges and agrees that all rights under section 1542 of the California Civil Code are expressly waived. That statute reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     5. Representation Concerning Filing of Legal Actions. Mr. von Brendel represents that, as of the date of this Agreement, there are no pending lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Releasees in any court or with any governmental agency, with the exception of the Action. Mr. von Brendel further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released herein, it being the intention of Mr. von Brendel that with the execution of this release, Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of each other related in any way to the matters discharged herein. If any action is brought, this Agreement will constitute an affirmative defense thereto.
     6. Nondisparagement. Mr. von Brendel agrees that he will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company or any of the other Releasees.
     7. Referral. The Company shall endeavor to direct all inquiries concerning Mr. von Brendel to its Human Resources department. In response to inquiries, the Company will only verify the dates of Mr. von Brendel’s employment and his job title.
     8. Reemployment. Mr. von Brendel agrees that he will not apply for employment or otherwise request to be considered for employment with the Company or its affiliates, either in his former capacity or in any other position or capacity.
     9. Confidentiality.
     9.1 The parties agree that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Settlement Information”) are intended to remain confidential between Mr. von Brendel and the Company.
     9.2 The Company may disclose the amount of the Settlement Compensation, and other terms deemed in good faith to be strictly necessary for the conduct of its business, subject to a “need to know” basis.
     9.3 Mr. von Brendel agrees that he will not disclose the Confidential Settlement Information to any other person, except that Mr. von Brendel may disclose such information to his spouse, his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Mr. von Brendel shall advise the person receiving the information of its confidential nature. Neither Mr.

von Brendel nor anyone to whom the Confidential Settlement Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Settlement Information.
     9.4 If Mr. von Brendel is asked about the Action by anyone other than those individuals specifically identified in paragraph 9.3, he may respond only as follows: “The matter has been resolved.”
     10. Liquidated Damages for Violating Confidentiality Provisions. Mr. von Brendel understands and agrees that the confidentiality provisions of this Agreement, as set forth in paragraph 9 above, is a material part of this Agreement. Mr. von Brendel agrees to refrain from violating these provisions. Further, the parties understand and agree that it is difficult to ascertain the measure of damage to the Company in the event of a breach of this provision by Mr. von Brendel. For the foregoing reasons, if any of the provisions of paragraph 9 are breached, the Company shall not be obligated to pay any sums remaining under the terms of this Agreement to Mr. von Brendel, if any, and Mr. von Brendel will pay, upon proof of breach, to the Company liquidated damages in the sum of ten thousand dollars ($10,000). In the event of Mr. von Brendel’s breach in accordance with this provision, all other provisions of this Agreement will remain in full force and effect.
     11. No Admissions. By entering into this Agreement, Mr. von Brendel and the Company make no admission that they have engaged, or are now engaging, in any unlawful conduct. It is understood that this Agreement is not an admission of liability, that there has been no trial or adjudication of any issue of law or fact herein, and that the parties specifically deny liability and intend merely to avoid expense by entering into this Agreement.
     12. Notice. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, certified mail with postage prepaid, or confirmed facsimile. Notice should be delivered to the following addresses:

Notice to Artes Medical, Inc.:	Notice to William von Brendel:
Heller Ehrman LLP	Gregory M. Garrison, Esq.
Joseph M. Parker, Esq.	Garrison & McInnis, L.L.P.
4350 La Jolla Village Drive	2650 Camino Del Rio North
7th Floor	Suite 108
San Diego, CA 92122	San Diego, CA 92108
Fax: (858) 450-8499	Fax: (619) 299-4787
     13. Entire Agreement/Modification. This Agreement is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the settlement of claims between the parties, other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

     14. Severability. In the event any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     15. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.
     16. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Mr. von Brendel in breach hereof. The parties agree that in the event an action or proceeding is instituted by either party in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.
     17. Older Workers’ Benefit Protection Act. Mr. von Brendel acknowledges that the Company has advised him to review this Agreement with an attorney before signing it. Mr. von Brendel has 21 days within which to review and consider this Agreement before signing it. Should Mr. von Brendel decide not to use the entire 21 days, Mr. von Brendel knowingly and voluntarily waives any claim that he was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Mr. von Brendel may revoke the Agreement for up to seven calendar days after signing it, and this Agreement shall not become effective or enforceable until the revocation period has passed. Any revocation of this Agreement must be in writing addressed to and received by Human Resources on behalf of the Company no later than 5:00 p.m. on the seventh day after Mr. von Brendel signs it. If Mr. von Brendel revokes this Agreement, he will not receive any of the benefits described in this Agreement. This Agreement does not waive or release any rights or claims Mr. von Brendel may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.
     18. Attorneys’ Fees and Costs. Both parties to this Agreement agree that they will bear their own attorneys’ fees, costs and all other expenses in connection with the matters released in this Agreement.
     19. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.
     20. Counterparts. This Agreement may be executed by facsimile signature, and in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

     THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE SHOWN BELOW.

Dated: January 9, 2007		/s/ William von Brendel

William von Brendel

Dated: January 10, 2007		Artes Medical, Inc.

	By:	/s/ Christopher J. Reinhard

Christopher J. Reinhard

APPROVED AS TO FORM:

Dated: January 9, 2007		Gregory M. Garrison

/s/ Gregory M. Garrison

Gregory M. Garrison
Attorneys for William von Brendel

Dated: January 9, 2007		HELLER EHRMAN LLP

/s/ Joseph M. Parker

Joseph M. Parker, Esq.
Attorneys for Artes Medical, Inc.

Exhibit A
(Options Summary)
[Intentionally Omitted]